Exhibit 99.1

SILEXION THERAPEUTICS CORP
UNAUDITED PRO FORMA BALANCE SHEET

The below unaudited pro forma balance sheet is being filed in order to evidence the compliance of Silexion Therapeutics Corp (the “Company”) with the requirement under Nasdaq Listing Rule 5550(b)(1) that the Company maintain minimum shareholders’ equity of at least $2.5 million for continued listing on the Nasdaq Capital Market.

The unaudited pro forma balance sheet below constitutes the Company’s unaudited balance sheet as of July 31, 2025, as adjusted on a pro forma basis to include the effects of the Company’s four significant transactions described in the Current Report on Form 8-K to which this Exhibit 99.1 is appended (all of which occurred after the July 31, 2025 date of the balance sheet). Those significant transactions consist of:

(i)	an induced warrant exercise transaction that was completed on August 1, 2025;
(ii)	a public offering of ordinary shares and/or pre-funded warrants and accompanying ordinary warrants, which was completed on September 12, 2025 (the “public offering”);
(iii)	an exercise of Series B ordinary warrants issued in the public offering, which was completed on September 12, 2025; and
(iv)	the partial conversion of a sponsor promissory note in connection with the public offering, which was completed following the closing of the public offering, on September 15, 2025.

The Company’s independent registered public accounting firm has not conducted an audit or review of, and does not express an opinion or any other form of assurance with respect to, the pro forma balance sheet set forth below. It is possible that the Company or its independent registered public accounting firm may identify items that require the Company to make adjustments to the pro forma balance sheet set forth below.

	July 31, 2025	Proforma Adjustments	Proforma
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,649	$8,456	$11,105
Restricted cash	25	-	25
Prepaid expenses	1,871	-	1,871
Other current assets	73	-	73
Total Current Assets	4,618	8,456	13,074
Non-Current Assets
Restricted cash	53	-	53
Long-term deposit	5	-	5
Property and equipment, net	30	-	30
Operating lease right-of-use asset	472	-	472
Total Non-Current Assets	560	-	560
Total Assets	$5,178	$8,456	$13,634

Liabilities and Shareholders’ Equity
Current liabilities:
Trade payables	$1,112	$-	$1,112
Current maturities of operating lease liability	171	-	171
Employee related obligations	623	-	623
Accrued expenses and other account payable	460	-	460
Private warrants to purchase ordinary shares (including $* due to related party, as of July 31, 2025)	*	-	*
Total current liabilities	2,366	-	2,366
Non-Current liabilities:
Long-term operating lease liability	337	-	337
Related Party Promissory Note	3,226	(1,701)	1,525
Total Non-Current liabilities	3,563	(1,701)	1,862
Total liabilities	$5,929	$(1,701)	4,228

Shareholders’ equity:
Ordinary shares ($0.0135 par value per share, 1,481,482 shares authorized and 579,536 shares issued and outstanding as of July 31, 2025; 9,000,000 authorized and 3,126,642 ordinary shares issued and outstanding proforma as of July 31, 2025)	8	34	42
Additional paid-in capital	47,604	10,253	57,857
Accumulated deficit	(48,363)	(130)	(48,493)
Total shareholders’ equity (capital deficiency)	$(751)	10,157	9,406
Total Liabilities and Shareholders’ Equity	$5,178	$8,456	$13,634

* Represents an amount less than $1